UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 23, 2012

GEORGIA-CAROLINA BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-22981	58-2326075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3527 Wheeler Road, Augusta, Georgia		30909
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(706) 731-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2012, the board of directors of Georgia-Carolina Bancshares, Inc. (the “Company”) appointed Jefferson B. A. Knox to the Company’s board of directors.  Mr. Knox, 49, was appointed as a Class II director and his term shall extend until the Company’s 2013 annual meeting of shareholders.  Mr. Knox does not currently serve on any committees of the board of directors. He may be appointed to serve on committees of the board of directors at some future point.  There are no arrangements or understandings between Mr. Knox and any other person pursuant to which Mr. Knox was selected as a director.

Jefferson B. A. Knox, Sr., age 49, has been a director of the Company’s subsidiary, First Bank of Georgia (the “Bank”), since December, 2009.  He currently serves on the Bank’s Director’s Loan Committee as well as Chairman of its Investment Committee.  Mr. Knox is Managing Partner of Knox, Ltd., a family investment partnership, and Executive Director of the Knox Foundation, a private family charitable foundation.  Additionally, Mr. Knox provides real estate investment and brokerage services in Georgia and South Carolina through his company, B. Knox & Co.  Prior to 1998, Mr. Knox worked exclusively in the commercial banking sector.  He began his banking career in 1984 with First Railroad and Banking Company (now Wells Fargo), served as President of the Bank of Columbia County, and later Division President of both Allied Bank of Georgia and Regions Bank-Columbia County until his departure from Regions in 1998.  Having served on several community non-profit boards, Mr. Knox is past President and past board member of both the Augusta Museum of History and Sacred Heart Cultural Center.  A 1984 Economics degree graduate of the University of Georgia, he currently serves on the University of Georgia’s Board of Trustees as a member of both the Audit & Governance and Real Estate Committees.  Additionally, Mr. Knox currently serves on the Board of Trustees of Trinity on the Hill United Methodist Church.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA-CAROLINA BANCSHARES, INC.

Dated: August 22, 2012	By:	/s/ Remer Y. Brinson III
Remer Y. Brinson III
President and Chief Executive Officer